[LETTERHEAD] COVOL TECHNOLOGIES, INC.
March 6, 1996

Mr. Richard Visovsky
AGTC, Inc.
7 Oakwood Way
Robbinsville NJ 08691

Dear Rick,

The purpose of this letter is to memorialize our agreement concerning terms under which Covol Technologies, Inc. ("Covol") will utilize the services of AGTC, Inc. - Rick Visovsky, Alpine Coal Company, Inc. - Mark Rodak and E.J. Hodder and Associates, Inc. - Edwin Hodder, Jr. (hereafter referred to as
"AGTC"). All of the work that will be performed by AGTC is subject to the approval of Covol Technologies, Inc. ("Covol").

AGTC intends to use its best efforts to investigate, identify and participate in the selection of project sites for the construction of suitable coal extrusion manufacturing facilities (the "Project"). Each Project (capacity 1,000,000 tons per year) will be identified based on an economic evaluation of centralized locations, which minimize transportation costs, maximize the quantity of available coal and coal fines and consider the interests of potential end users, Covol and CoBon or other qualified purchasers. AGTC will negotiate relating to contractual arrangements with respect to the use of the selected sites for purposes of constructing the Project. AGTC will assist with the acquisition of all necessary mining, air quality, water discharge and property use permits which must be secured for each Project site.

AGTC intends to investigate, identify and participate in the selection of suitable coal fines reserves or supply sources for purposes of furnishing the Project with a source of raw materials. AGTC will negotiate relating to contractual arrangements with respect to the supply of coal resources for the Project. AGTC will assist with all necessary mining, air quality, water discharge and property use permits which must be secured for each Project site.

AGTC intends to investigate, identify and participate in the selection of suitable end users or consumers of the coal product produced. AGTC will assist with negotiations relating to contractual arrangements with respect to the sale of the coal product produced by the Project.

As compensation for services, AGTC will receive a combination of the following four items:

1. A monthly retainer of $35,000 to be paid on the first of each month. Payment is to be made by wire transfer to the account of AGTC, Inc.

2. Reimbursement for all direct expenses which are defined as airfare, lodging, car rental and meals incurred in conjunction with project development.

3. The retainer and reimbursement for expenses (Items 1 and 2) will remain in place until the Project is placed into commercial operation. At the time the Project is placed into commercial operation, the product sales commission, as defined hereafter, will become effective and the monthly retainer and reimbursement for expenses (Item 1 and 2) and will no longer be paid. The product sales commission for all coal sold will be on a graduated incentive scale for all coal contracted for FOB plant as follows:
[LETTERHEAD]3280 NO. FRONTAGE ROAD, LEHI, UT 84043 801-768-4481 FAX 801-768-4483
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         (a)      Sales price less than $23.49 per ton: Product Sales Commission
                  = $1.00 per ton.
         (b)      Sales price greater than $23.50 and less than $26.00 per ton:
                  Commission = $1.50 per ton.
         (c)      Sales price greater than $27.00 and less than $30.99 per ton:
                  Commission = $2.00 per ton.
         (d)      Sales price greater than $31.00 and less than $49.99 per ton:
                  Commission = $2.50 per ton.
         (e)      Sales price greater than $50.00 per ton:
                  Commission = 10% per ton.

4. At the time and date of closing for the monetizing or sale of any Project, a commission of each percent (8%) of the gross sales or monetized price of the Project shall be paid to AGTC. After the time and date of closing, AGTC will no longer be entitled to Items 1, 2 and 3 above.

RESPONSIBILITIES OF COVOL. Covol will use its best efforts in connection with the following responsibilities:

         License to Use Coal Technology. Covol agrees to license its proprietary Coal Technology, as defined in Exhibit "A" (to be furnished by Covol), to operating companies to be established hereafter by the parties. The operating companies will be entitled to commercially exploit Covol's Coal Technology and related binding agents by means of the production, marketing and sale of coal briquette products and related goods and services. Covol at its sole discretion shall grant the operating companies a license to use the trademarks, trade names and service marks used by Covol and pertaining to the Coal Technology.

         Use of Proprietary Binder. Covol shall sell and supply to the operating companies all of their needs, and the operating companies shall exclusively buy from Covol all of their respective requirements, for the proprietary binding agents.

         Construction Services. Covol shall be responsible to coordinate all construction services incident to the manufacturing facilities, including the execution of such documents of assignment or otherwise as may be necessary to insure the operating companies qualify for Section 29 Tax Credits as contemplated herein (i.e., all necessary assignments of existing binding contracts under IRC Section 29).

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         Section 29 Tax Credits.  Covol's Coal  Technology  was approved under a
         Private Letter Ruling by the IRS for Section 29 Tax Credits. Covol cannot warrant or guarantee the continuation of the Private Letter Ruling or the application of the Private Letter Ruling to the operating entities in the future.

         Financing. Covol  shall utilize  its best  efforts to  coordinate   and
         acquire the necessary financing for the manufacturing facilities to be constructed by Covol.

MISCELLANEOUS PROVISIONS. Covol and AGTC agree to the following additional provisions:

         Confidentiality and Nondisclosure. Information of a confidential and proprietary nature ("Confidential Information") will be shared between the parties as commercially necessary for the purposes hereof AGTC agrees to and shall strictly maintain during the term hereof and for three years afterwards the Confidential Information of Covol, including specifically the "Coal Technology" and all proprietary manufacturing processes incident thereto. The parties acknowledge that the Confidential Information has not been disclosed, published or disseminated to third parties so as to have become public knowledge or to be found in the public domain, and that they have required, or will be required hereafter, all persons to whom Confidential Information has been, or will be, disclosed to execute a written agreement containing commercially reasonable confidentiality provisions against unauthorized disclosure.

         Governing Law. This agreement shall be governed by Utah law.

         Arbitration. Any and all disputes which may arise between the parties shall be finally resolved and settled exclusively by arbitration to be held in Salt Lake City, Utah before a panel of three (3) arbitrators under the American Arbitration Association's Commercial Arbitration Rules.

         Progress Reports and Standing Meeting Schedule. To insure that open and direct communication is maintained between the parties, a standing meeting schedule shall be established whereby written progress reports shall be exchanged between the parties and discussed at no shorter intervals than every week.

         Critical Path. A critical path shall be established to facilitate performance hereunder. This critical path shall be reviewed at each weekly standing meeting.

         Modification and Integration. This agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and no modification hereof will be legally recognized unless executed in writing by both parties.

         Term. This agreement will automatically renew annually until such time that the Project is sold or monetized and AGTC is paid the commission for each Project they presented. At the end of four (4) months AGTC shall have presented to Covol at least two (2) Projects ready to be financed for construction and then placed into commercial operation. If less than two (2) Projects are presented and accepted then the retainer shall be renegotiated or canceled and the agreement may be canceled. Acceptance of the Projects presented by AGTC shall be with

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         the sole discretion of Covol  based on its own analysis of the economic viability of any such Projects. If this agreement is terminated, the terms of this agreement will continue to apply to any Projects that have been presented by AGTC at the time of termination and which are accepted and constructed by Covol, until the time of monetizing or sale of such Projects.

If this letter of intent accurately sets forth your understanding of our intentions and agreements, please execute both copies of this letter in the space provided below and return one copy to us.

Sincerely,

AGTC, Inc.               Alpine Coal Company, Inc.     E.J. Hodder & Associates,
Inc.


/s/ Rick Visovsky        /s/ Mark Rodak                /s/ Edwin Hodder, Jr.
By:                      By:                           By:
Its: President           Its: President                Its: President

                                 Acknowledgment

Duly authorized, agreed to and accepted this 6th day of March, 1996.

Covol Technologies, Inc.


/s/Kirby Cochran
By:
Its: